OPTION TO PURCHASE REAL PROPERTY

THIS OPTION TO PURCHASE REAL PROPERTY is made and entered into this 5th day of OCTOBER, 2006, by and between **CHARTER EQUITIES, INC.**, a Kansas corporation (hereafter referred to as "Seller"), and **ORION ETHANOL LLC**, a KANSAS limited liability company (hereafter referred to as "Orion").

WHEREAS, Seller is the owner of that certain parcel of real property situated in Sumner County, Kansas, and legally described as follows:

> **All of the Northeast Quarter (NE/4) of Section Eighteen (18), Township Thirty-two (32) South, Range One (1) East of the 6th P.M., Sumner County, Kansas, lying east of the railroad right-of-way in Section Eighteen (18), and South of U.S. Highway 160 (the "Property")**; and

WHEREAS, Orion wishes to acquire an option to purchase the Property from Seller, and Seller is willing to grant such an option to Orion on the terms and conditions set forth in this contract.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

OPTION PAYMENT AND PERIOD OF OPTION

In consideration of the payment of $10,000.00 to be paid by Orion to Seller upon the execution of this contract, together with all additional sums contemplated to be paid hereunder, Seller hereby grants to Orion the sole and exclusive option to purchase the Property. The option granted to Orion initially shall be in effect for a period from October 1, 2006, to November 30, 2006 ("Initial Option Period"). If on or before ten (10) days prior to the expiration of the Initial Option Period Orion pays to Seller the sum of $5,000.00, the Initial Option Period shall be extended to and including December 31, 2006 ("Extended Option Period"). Thereafter, Orion shall have the right to successive Extended Option Periods , each of which shall have a duration equal to the number of days in the then-succeeding calendar month, by making additional payments of $5,000.00 to Seller on or before ten (10) days prior to the expiration of the then-current Extended Option Period; provided, Orion shall have no right to extend the option term beyond September 30, 2008. Payment of the option extension payments shall be made by Orion to Seller by wire transfer to an account in a bank in Wellington, Kansas, designated by Seller to Orion in writing.

This option shall be exercised by Orion, if at all, by delivery to Seller of written notice of exercise of the option at any time while the Initial Option Period or any Extended Option Period is in effect. Closing shall occur within thirty (30) days from the date Seller receives

Orion's notice of exercise of the option or as soon thereafter as the parties may agree. The notice for the election to exercise the option as required in this section shall be given in writing to Seller by either hand delivering such notice to Seller or by mailing such notice to Seller by certified mail, return receipt requested at P.O. Box 2, Wellington, Kansas 67152. The notice shall be deemed received only upon Seller's actual receipt. If the option granted herein is exercised, Orion shall pay Seller the sum of $600,000.00 as the purchase price for the Property at closing; provided, Orion shall receive credit at closing against the purchase price for all amounts paid for the Initial Option Period and all Extended Option Period(s) pursuant to this section.

At Seller's option, Seller may elect to receive all or any portion of the $600,000.00 purchase price in the form of common stock in Orion. Seller shall make this election, if at all, by delivery of written notice to Orion within fifteen (15) days following Seller's receipt of Orion's exercise of the option to purchase. The value and number of the common stock to be received by Seller shall be determined based upon the trading value of the Orion common stock at close of business on the date of Seller's notice to Orion. Notwithstanding the foregoing, Seller's option to elect to receive common stock in payment of the purchase price is specifically conditioned upon Orion's ability to obtain and opinion of counsel to the effect that payment of the purchase price through the transfer and delivery of common stock is not in violation of its Articles of Incorporation, By-Laws, or any applicable federal or state security law and regulation. Seller recognizes that the common stock to be tendered by Orion to Seller in payment of the purchase price may be unregistered and restricted and, if so, Orion shall give Seller notice of any such conditions upon receipt of its opinion of counsel as provided for above and if Seller is dissatisfied with the form of common stock to be received or any restrictions thereon, Seller may rescind its election to receive common stock for the purchase price and in lieu thereof shall receive a cash payment from Orion.

PROOF OF TITLE UPON EXERCISE OF OPTION

In compliance with the time periods set forth below, Seller shall cause to be issued and delivered to Orion a title company's binding commitment to issue an owner's policy of title insurance (the "Title Commitment") for the Property and conforming to the following specifications:

(a) The policy will be ALTA Owner's form;

(b) The policy will be issued by a title company acceptable to Orion;

(c) The insured will be Orion;

(d) The coverage amount will be equal to the purchase price for the Property;

Other than as may be specified herein, there will be no exceptions to coverage other than easements, reservations, covenants and restrictions (including existing zoning restrictions) of record; taxes and assessments, general and special, not now due and payable; the rights of the public to any portion of the Property dedicated to streets, roads or alleys; and those matters appearing as standard title exceptions in such Title Commitment.

Without limiting the generality of the foregoing provisions hereof, said Title Commitment shall not contain exceptions with respect to: (i) any lien, or right to a lien, for services, labor or materials heretofore or hereafter furnished and in connection therewith Seller shall execute a mechanic's lien affidavit in form acceptable to the title insurance company and shall further execute any other documents reasonably required by the title insurance company; and (ii) any matter that has a material adverse affect on the marketability of Seller's title to the Property.

At least fifteen (15) days before the closing date, Seller shall deliver to Orion the Title Commitment. If the Title Commitment discloses defects in title that are inconsistent with the items specified above, Orion shall advise Seller of same in writing within ten (10) days from Orion's receipt of the Title Commitment. All matters appearing in the Title Commitment and to which Orion does not object within said period shall be the "Permitted Exceptions." As to any matters to which Orion objects, Seller shall remedy such matters as are susceptible of being remedied and shall, on or prior to the date of closing, have delivered to Orion a revised commitment reflecting that such remedy has been effected. If Seller does not so remedy such matters by the closing date, Orion shall have the option of (i) consummating the transaction contemplated hereby and accepting such title as Seller is able to convey without change in or to the terms hereof, or (ii) terminating this contract, whereupon all parties shall be released from further liability hereunder; provided, however, that if Seller has elected to remedy any matter to which Orion has objected and such matter cannot reasonably be remedied prior to the scheduled closing date, the date for closing shall be extended for such period as may be necessary to accommodate Seller's good faith, diligent efforts to remedy such matter. Seller shall cause the title company to issue to Orion the policy of title insurance pursuant to the Title Commitment promptly upon closing.

ESCROW AGENT

The parties hereto appoint **PFALZGRAF and DIERKING**, Wellington, Kansas, as escrow agent herein, to act in accordance with the following instructions:

At final closing, upon receipt of payment of the purchase price and the cost to be paid by the parties, the escrow agent shall deliver a warranty deed and the title insurance policy to Orion and the purchase price to Seller.

The duties and obligations of the escrow agent are further subject to the terms and conditions of the Acceptance of Escrow Agent attached hereto.

DEFERRED EXCHANGE AGREEMENT

In the event Orion determines to exercise the option, Orion agrees to cooperate with Seller if Seller elects to have the purchase price paid to a Qualified Intermediary to qualify as a tax deferred exchange under § 1031 of the Internal Revenue Code.

ACCESS TO PROPERTY

During the option period provided for hereunder, Orion and Orion's representatives, agents and designees shall have the right, at reasonable times to enter upon the Property for the purpose of performing, at Orion's cost and expense, such inspections and investigations of the physical, structural, mechanical and/or environmental condition of the Property as Orion may elect; provided, however, that Orion shall not conduct any investigation or testing involving drilling, boring or other intrusive means in connection with any Phase 2 environmental survey without Seller's prior written consent. Orion agrees to provide Seller with no less than 48 hours notice prior to entering the Property so that Seller may advise Seller's existing tenant of Orion's planned inspections and investigations. Orion further agrees that any and all inspections and investigations will not unreasonably interfere with the existing tenant's farming activities. Orion agrees to provide Seller with copies of any written documents or materials generated as a result of such investigations or inspections. Orion shall not bring any hazardous substances onto or across the Property prior to closing.

During the option period, Seller will cooperate, to the extent possible, with Orion in any application process, including any change of zoning which may be necessary for Orion's intended use of the Property. In no event shall any such changes be finalized until and unless Orion has exercised the option granted herein, provided, however, Seller may, at Seller's option, elect to complete any rezoning process. Orion acknowledges that if the City of Wellington imposes requirements as a condition to Orion's development of the Property, including, without limitation certain landscaping, berming and screening requirements, and Orion agrees to comply with all of said requirements. In addition, even if the City of Wellington has no legal authority to impose such requirements, Orion will comply with any reasonable requests or suggestions by the City of Wellington regarding such matters. Further, Orion shall be responsible for any and all costs of any such testing or application process, including any of Seller's expenses, including but not limited to any attorney's fees. Orion shall indemnify, defend and hold Seller harmless from all liabilities, liens and losses of any kind whatsoever, including, without limitation, claims for bodily injury or property damage, to the extent the same arise out of Orion's inspections and investigations at the Property or from the application process and Orion's development activities prior to closing. The indemnities created pursuant to this section shall survive closing and delivery of the deed.

Orion acknowledges that it may incur substantial cost and expense in the course of undertaking the inspections, investigations and application processes contemplated by this paragraph, and that Orion engages in such undertakings at its sole risk. If Orion elects not to exercise this option or elects not to close on the purchase of the Property for any reason whatsoever other than a breach of this contract by Seller, then Seller shall have no liability to Orion in damages or otherwise by virtue of any such cost or expense so incurred by Orion.

PROPERTY BEING SOLD"AS IS"

Orion acknowledges that prior to closing, Orion has been or will have been given the opportunity to personally inspect all aspects of the Property, that neither Seller nor any party on Seller's behalf has made any representations or warranties concerning the condition of the Property, and that in consideration of the inspections performed and to be performed, if any, by Orion pursuant hereto, Orion is not relying upon any representation or warranty made by or on behalf of Seller as to any aspect of the Property, including, but not limited to: (i) the physical condition thereof (including the environmental condition); (ii) any restrictions related to the use of the Property, or (iii) the suitability of the Property for any purpose. Orion accepts the Property "AS IS" with respect to all such conditions existing now or which may arise in the future. Orion represents to Seller that Orion has made its own independent investigation of the Property and is relying solely on such independent investigation in agreeing to this purchase. Orion hereby releases Seller from any claims, liability or expense (including, without limitation, reasonable attorneys' and consultants' fees, and court costs), known or unknown, contingent or otherwise, arising out of, or in any way related to the physical and/or environmental condition of the Property. The provisions of this paragraph shall survive closing and delivery of the deed.

PRORATIONS

Seller shall pay all general taxes and installments of special assessments for the years prior to the calendar year in which the closing date occurs. General taxes and special assessment installments, if any, for the calendar year in which the closing date occurs shall be prorated between Orion and Seller as of the closing date. If the amount of such taxes and installments cannot be ascertained, proration shall be computed on the amount of the general taxes and special assessments for the previous year. Orion shall assume all general taxes and installments of special assessments other than those to be paid by Seller as described herein. All rentals for the calendar year in which closing occurs shall be and remain the property of Seller. To the extent the Property or any portion thereof is enrolled in any government payment program, any payments made on account of such enrollment for all years prior to closing as well as the calendar year in which closing occurs shall be and remain the property of Seller. The provisions of this paragraph shall survive closing and delivery of the deed.

DEFAULT AND REMEDIES

Should Buyer fail, refuse or neglect to perform the terms and conditions of this contract or fail to make any payments required to be made, Seller may, upon ten (10) days written notice, served upon Buyer by United States certified or registered mail return receipt requested, terminate this contract and retain all sums theretofore paid as liquidated damages, or Seller may have and compel specific performance of this contract.

Should Seller fail, refuse or neglect to perform the terms and conditions of this contract, Buyer may, upon ten (10) days written notice, served upon Seller by United States certified or registered mail, return receipt requested, elect to either terminate this contract or Buyer may compel specific performance of this contract.

PAYMENT OF COSTS AND EXPENSES

If the option is exercised, Seller shall be responsible for the payment of the following:

1. Seller' attorney's fees associated with the preparation of the contract and deed and curing any title defects.

2. One-half (1/2) of the cost of the Title Commitment and the resulting title insurance policy.

3. Any costs associated with the tax deferred exchange.

If the option is exercised Orion shall be responsible for the payment of the following:

1. One-half (1/2) of the cost of the Title Commitment and the resulting title insurance policy.

2. Recording fees for the deed.

3. Any attorney's fees contracted by Orion.

4. The fees charged by the escrow agent.

The provisions of this section of the contract shall survive closing and delivery of the deed.

POSSESSION

Orion acknowledges that the Property is subject to an existing, written farm lease with a term that expires on July 31, 2007 ("Existing Lease"). In the event Orion desires to close on the purchase and obtain possession of the Property prior to the expiration of the Existing Lease, Orion shall be required to pay to Seller an amount equal to the value of any crops which may be growing on the Property, which value shall include the cost of any tillage work, seed, chemical or fertilizer that has been furnished by the existing tenant ("Crop Value"). The Crop Value shall be determined by agreement of the parties; provided, however, that if the parties are unable to agree, the Crop Value shall be determined by three arbiters whose decision shall be final and binding. One arbiter shall be chosen by Seller, one arbiter shall be chosen by Orion, and those two arbiters shall choose the third. In the event the Existing Lease expires prior to the exercise of the option by Orion, Seller agrees that any new lease executed with any tenant shall contain a provision that will allow Orion to obtain possession of the Property at closing by paying the Crop Value consistent with the provisions of this paragraph. As soon as reasonably possible after the execution of this Agreement, Seller agrees to obtain the written consent of tenant to the provisions hereof regarding the written farm lease and delivery of possession of the Property to Orion upon exercise of the option.

SUBSEQUENT SALE OF PROPERTY

In the event that Orion closes on the purchase of the Property and at any time during the twelve (12) months following the closing date sells or otherwise transfers the Property to any third party other than to an affiliate (for purposes of this Agreement, an affiliate shall be considered any legal entity owned by or controlled by Orion) for a purchase price in excess of $600,000.00 plus the actual cost of any improvements made by Orion to the Property, Orion agrees to pay to Seller twenty percent (20%) of any such excess at the time of the closing on such sale. The provisions of this paragraph shall survive closing and delivery of the deed.

MEMORANDUM OF OPTION

Upon execution of this contract, the parties agree that a Memorandum of Option substantially in the form attached as Exhibit 1 which reflects the material terms of this contract, excluding the purchase price, shall be executed and filed of record in the Office of the Register of Deeds, Sumner County, Kansas.

ASSIGNMENT; MODIFICATION; ENTIRE AGREEMENT OF PARTIES EXPRESSED

No modification of this contract shall be valid or binding unless such modification is in writing, dated and signed by the parties.

This agreement constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, statements or representations, oral or written, not herein contained. Each party hereby acknowledges in executing this contract it has not been induced, persuaded, or motivated by any promise or representation made by the other party, unless expressly set forth herein. All previous negotiations, statements and preliminary instruments by the parties or their representatives are merged in this instrument.

This agreement is binding on the parties and their respective heirs, executors, administrators and successors. Orion shall not assign this option to any party, other than an affiliate as defined above, without the prior written consent of Seller.

IN WITNESS WHEREOF, the parties have set their hands on the day and year first written above.

CHARTER EQUITIES, INC.

BY:____________________________
JOHN T. STEWART III
Chairman & CEO

ORION ETHANOL LLC

BY:____________________________
PATRICK N. BARKER
Chairman & CEO

ACCEPTANCE BY THE ESCROW AGENT

The undersigned, **PFALZGRAF and DIERKING**, Wellington, Kansas, Kansas, Escrow Agent under a certain Option to Purchase Real Property dated the 5th day of Oct, 2006, between **CHARTER EQUITIES, INC.**, hereinafter called Seller, and **ORION ETHANOL LLC**, hereinafter called Buyer, hereby consents to act as Escrow Agent for the Seller and Buyer hereto, and to act in accordance with the terms and conditions set forth in the attached Contract for Sale.

By acceptance of this by the Escrow Agent, the parties hereto agree that they jointly and severally will indemnify and save harmless the said Escrowholder against all costs, damages, fees, expenses, and liabilities of any kind whatsoever, which said Escrowholder may incur or sustain in connection with said agreement, or any court action arising thereunder, and will pay them on demand.

In the event of any disagreement or the presentation of adverse claims or demands in connection with or for any item affected hereby, the Escrow Agent shall, at its option, be entitled to refuse to comply with any of such claims or demands during the continuance of such disagreement, and in such refusal, may refrain from making any delivery of any item affected hereby, and in so doing, the Escrow Agent shall not become liable to the undersigned or any of them, or to any other person, claim or demand. The escrow Agent shall be entitled to continue without liability so to refrain and refuse to act: (a) until all the rights of the adverse claimants have been finally adjudicated by a court having jurisdiction of the parties and the items affected hereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication, or (b) until all differences shall have been adjusted by agreement, and the Escrow Agent shall have been notified thereof and shall have been directed in writing, signed jointly or in counterpart by the parties to the agreement and by all parties making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.

Dated this 1st day of Oct, 2006.

ESCROW AGENT

PFALZGRAF and DIERKING

BY: [signature]

CHARTER EQUITIES, INC.

BY:____________________________

JOHN T. STEWART III

Chairman & CEO

ORION ETHANOL LLC

BY:____________________________

PATRICK N. BARKER

Chairman & CEO

MEMORANDUM OF OPTION

Please take notice that Orion Ethanol LLC ("Orion") has certain rights in and to the following described real property:

All of the Northeast Quarter (NE/4) of Section Eighteen (18), Township Thirty-two (32) South, Range One (1) East of the 6th P.M., Sumner County, Kansas, lying east of the railroad right-of-way in Section Eighteen (18), and South of U.S. Highway 160

(the "Property") as more fully set forth in that certain Option to Purchase Real Property dated OCT 5, 2006, by and between Orion and Charter Equities, Inc. ("Charter") (the "Agreement"). The Property is currently owned by Charter. Orion's interest in the Property runs with the land and is binding on all successors, transferees, and assigns of the owner of the Property. You are further notified and advised that any and all interest, right, or title you may acquire in the Property by virtue of any form of transaction with the owner of the Property will be wholly subject to the right, interest, and equity of Orion in and to the Property as set forth in the Agreement.

CHARTER EQUITIES, INC.

BY: ______________________
JOHN T. STEWART III
Chairman & CEO

ORION ETHANOL LLC

BY: ______________________
PATRICK N. BARKER
Chairman & CEO

STATE OF Kansas

COUNTY OF Pratt

The foregoing instrument was acknowledged before me this 5th day of October, 2006, by Patrick N. Barker, Chairman and CEO of Orion Ethanol LLC, a Kansas limited liability company, on behalf of said limited liability company.

Heather K. Nelson
Notary Public

HEATHER K. NELSON
Notary Public - State of Kansas
My Appt. Expires 11/14/09

STATE OF KANSAS

COUNTY OF ~~SEDGWICK~~ Sumner

BE IT REMEMBERED, that on this 9th day of October, 2006, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came John T. Stewart III, Chairman and CEO of Charter Equities, Inc., a Kansas corporation, on behalf of said corporation.

Vickie Lawless
Notary Public

NOTARY PUBLIC - State of Kansas
VICKIE LAWLESS
My Appt. Exp. 6/24/07